Exhibit 99.1

Ingles Markets, Incorporated Reports Results for First Quarter Fiscal 2023

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 2, 2023--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three months ended December 24, 2022.

Robert P. Ingle II, Chairman of the Board, stated, “Ingles had strong performance results for the quarter. We are thankful for our customers and our associates as we continue to focus on fresh and affordable food offerings.”

First Quarter 2023 Results

Net sales totaled $1.49 billion for the quarter ended December 24, 2022, an increase of 7.3% compared with $1.39 billion for the quarter ended December 25, 2021.

Gross profit for the first quarter of fiscal 2023 totaled $371.2 million, or 24.9% of sales. Gross profit for the first quarter of fiscal 2022 was $350.5 million, or 25.2% of sales.

Operating and administrative expenses for the first quarter of fiscal 2023 totaled $276.2 million compared with $260.1 million for the first quarter of fiscal 2022.

Interest expense totaled $5.3 million for the first quarter of fiscal 2023 compared with $5.4 million for the first quarter of fiscal 2022. Total debt at the end of the first quarter of fiscal 2023 was $564.5 million compared with $586.1 million at the end of the first quarter of fiscal 2022.

Net income totaled $69.4 million for the first quarter of fiscal 2023 compared with $66.2 million for the first quarter of fiscal 2022. Basic and diluted earnings per share for Class A Common Stock were $3.73 and $3.65, respectively, for the quarter ended December 24, 2022, compared with $3.57 and $3.48, respectively, for the quarter ended December 25, 2021.

Capital expenditures for the first quarter of fiscal 2023 totaled $59.3 million compared with $21.3 million for the first quarter of fiscal 2022.

The Company has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product outages as the economy recovers from the COVID-19 pandemic; inflation in food, labor and gasoline prices caused by pressures related to the COVID-19 pandemic recovery; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)
	Quarter Ended
	December 24,	December 25,
	2022	2021
Net sales	$1,493,314	$1,391,530
Gross profit	371,155	350,544
Operating and administrative expenses	276,179	260,085
Gain (loss) from sale or disposal of assets	780	(56)
Income from operations	95,756	90,403
Other income, net	1,441	1,592
Interest expense	5,347	5,414
Pretax income	91,850	86,581
Income tax expense	22,479	20,392
Net income	$69,371	$66,189
Basic earnings per common share – Class A	$3.73	$3.57
Diluted earnings per common share – Class A	$3.65	$3.48
Basic earnings per common share – Class B	$3.40	$3.24
Diluted earnings per common share – Class B	$3.40	$3.24
Additional selected information:
Depreciation and amortization expense	$29,106	$29,297
Rent expense	$2,589	$2,632

Condensed Consolidated Balance Sheets (Unaudited)

	December 24,	September 24,
	2022	2022
ASSETS
Cash and cash equivalents	$255,581	$267,199
Receivables-net	120,822	97,157
Inventories	464,827	457,946
Other current assets	17,342	15,830
Property and equipment-net	1,399,721	1,374,031
Other assets	87,010	83,348
TOTAL ASSETS	$2,345,303	$2,295,511

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,529	$17,621
Accounts payable, accrued expenses and current portion of other long-term liabilities	304,349	316,157
Deferred income taxes	71,785	73,578
Long-term debt	546,941	554,287
Other long-term liabilities	79,948	74,274
Total Liabilities	1,020,552	1,035,917
Stockholders' equity	1,324,751	1,259,594
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,345,303	$2,295,511

Contacts

Patricia E. Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)